Exhibit 10.16

EAST WEST BANK

and

U.S. AUTO PARTS NETWORK, INC.

LOAN AGREEMENT

Dated: May 18, 2006

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) is entered into as of May 18, 2006 between EAST WEST BANK (“Lender”), and U.S. AUTO PARTS NETWORK, INC., a Delaware corporation (“Borrower”).

WITNESSETH:

WHEREAS, Borrower is an online and wholesale retailer of automotive parts;

WHEREAS, Borrower and Lender have heretofore entered into (a) that certain Business Loan Agreement, dated as of February 24, 2006 (as amended from time to time, the “Revolving Loan Agreement”) with respect to a revolving loan facility (Loan Number: 2001669) in the principal amount of $5,000,000.00, and certain other loan documents related thereto (such loan documents as amended from time to time, the “Revolving Related Documents”, and together with the Revolving Loan Agreement, the “Revolving Loan Documents”); and (b) that certain Business Loan Agreement, dated as of February 24, 2006 (as amended from time to time, the “Term Loan Agreement”) with respect to a term loan (Loan Number: 3000071) in the principal amount of $10,000,000.00, and certain other loan documents related thereto (such loan documents as amended from time to time, the “Term Loan Related Documents”, and together with the Term Loan Agreement, the “Term Loan Documents”);

WHEREAS, at the request of Borrower, Lender has agreed to make a loan to Borrower in the amount of $22,000,000.00 (the “Loan”) with respect to the proposed acquisition by Borrower of all outstanding shares of capital stock of the Target Companies as set forth in the Acquisition Agreement;

WHEREAS, concurrently herewith, Borrower and Lender will be executing that certain Amendment to Existing Agreements, of even date herewith, with respect to the modification of the Revolving Loan Documents and the Term Loan Documents (the “Amendment to Existing Agreements”); and

WHEREAS, all terms as used in this Agreement shall, unless otherwise defined in the main body of this Agreement, have the meanings given to such terms in Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, Lender and Borrower hereby covenant and agree as follows:

ARTICLE I

LOAN PROVISIONS

Section 1.1 Amount of Loan. Lender shall loan to Borrower a principal amount equal to TWENTY TWO MILLION AND No/100 DOLLARS ($22,000,000.00) as evidenced by the secured promissory note in the form of Exhibit B attached hereto (the “Note”), and secured by certain of the Loan Documents, subject to the terms and conditions of this Agreement.

Section 1.2 Term of Loan. The Loan shall be for a term commencing on the date hereof and ending on May 30, 2010, as such date may be shortened or extended pursuant to the terms of the Note, or the terms of this Agreement.

Section 1.3 Interest Rate and Payment Terms. The Loan shall be payable as to interest and principal in accordance with the provisions of the Note. The Note also provides for prepayment of the Loan, interest at the Default Rate and late charges.

Section 1.4 Commitment Fee. Concurrently with the funding of the Loan as set forth herein, Borrower shall remit to Lender a commitment fee in the amount of $55,000.00 (the “Commitment Fee”).

ARTICLE II

SECURITY FOR THE LOAN

Section 2.1 Security Interest. The Loan shall be evidenced by the Note and secured by the following, all dated as of the date hereof:

(a) a Security Agreement given by each of Borrower and Merger Sub, in the form and substance attached hereto as Exhibit C-1 and Exhibit C-2, respectively (singly and collectively, the “Security Agreement”), granting a security interest in and to any and all properties of Borrower and of Merger Sub including, without limitation, deposit accounts;

(b) UCC-1 Financing Statements sufficient to perfect the security interest granted by the Security Agreement and, to the extent there is inventory or other property of Borrower or Merger Sub held in a warehouse not owned or leased by Borrower or Merger Sub, appropriate warehouseman notices (singly and collectively “UCC-1 Financing Statement”);

(c) one or more Deposit Control Agreements executed by each of Borrower and Merger Sub, and the applicable third party depository banks (“Banks”), in form and substance reasonably satisfactory to Lender, with respect to the perfection, in accordance with Applicable Law, of Lender’s security interest in all deposit accounts maintained by Borrower or Merger Sub with such Banks (singly and collectively, the “Control Agreement”);

(d) a Collateral Assignment by each of Borrower and Merger Sub, in the form and substance attached hereto as Exhibit D-1 and Exhibit D-2, respectively (singly and collectively, the “Collateral Assignment”), assigning to Lender all right, title and interest of Borrower and of Merger Sub in and to any and all properties of Borrower and of Merger Sub to the extent a security interest in such properties may not, or might not, be perfected by the filing of UCC-1 Financing Statements, including without limitation, any and all internet domain names (some of which are specifically identified therein and the rest of which are generally described therein) and leasehold interests; in connection with any collateral assignment of leasehold interests, Borrower shall obtain from the appropriate lessors and deliver to Lender written consents to the assignment within sixty (60) days following the Closing; and

(e) in the event any unpaid loan obligations of the Target Companies totaling more than $500,000 are assumed by Merger Sub as a result of the closing of the transactions contemplated by the Acquisition Agreement, Lender, in its reasonable discretion, shall have the right to require a Subordination Agreement to be entered into with Lender of such obligations whereby such lender agrees to subordinate such loan obligations to Borrower’s obligations under the Loan Documents (the “Subordination Agreement”).

This Agreement, the Note, the Security Agreement, the UCC-1 Financing Statements, the Control Agreement, the Collateral Assignment, and the Subordination Agreement (if required) and, together with any and all other assignments, pledges, documents and agreements now or hereafter executed by the Borrower, Merger Sub or any other party for the benefit of Lender in connection with, evidencing or securing the Loan are referred to herein collectively as the “Loan Documents”. The property encumbered or collaterally assigned by the Loan Documents together with any and all other property securing the obligations of Borrower under the Loan Documents are referred to herein collectively as the “Collateral”.

ARTICLE III

DEBT AND OBLIGATIONS SECURED

Section 3.1 Debt. The Loan Documents and the grants, assignments and transfers made thereunder are given for the purpose of securing the following, in such order of priority as Lender may determine in its sole discretion (the “Debt”):

(a) the payment of the debt evidenced by the Note;

(b) the payment of interest, default interest, late charges and other sums and amounts, as provided in the Loan Documents; and

(c) the payment of the “Indebtedness”, as such term is defined in the Term Loan Documents and Revolving Loan Documents (the “Indebtedness”), in strict accordance with the terms of the Term Loan Documents and Revolving Loan Documents (as the case may be).

Section 3.2 Other Obligations. The Loan Documents and the grants, assignments and transfers made thereunder are also given for the purpose of securing the following (the “Other Obligations”):

(a) the performance of each obligation of Borrower and Merger Sub contained in the Loan Documents to which it is a party;

(b) the performance of each obligation of the Borrower and Merger Sub contained in any other agreement to which it is a party given by such parties to Lender for the purpose of further securing the obligations evidenced or secured hereby, and any amendments, modifications and changes thereto;

(c) the performance of each obligation of Borrower and Merger Sub contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of the Loan Documents to which it is a party; and

(d) the performance of all of Borrower’s obligations under the Term Loan Documents and the Revolving Loan Documents.

Section 3.3 Debt and Other Obligations. Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations shall be referred to collectively herein as the “Obligations”.

ARTICLE IV

BORROWER’S COVENANTS

Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower shall (and Borrower shall cause Merger Sub to comply which such covenants set forth below as are applicable to Merger Sub):

Section 4.1 Payment of the Debt and other Indebtedness. Borrower will pay the Debt at the time and in the manner provided in the Loan Documents, and will pay the Indebtedness in strict accordance with the terms of the Revolving Loan Documents and the Term Loan Documents.

Section 4.2 Compliance with Loan Documents, Revolving Loan Documents and Term Loan Documents. Borrower shall (and, to the extent applicable, shall cause Merger Sub to) perform and comply, as set forth herein and therein, with all terms set forth in the Loan Documents, the Revolving Loan Documents and the Term Loan Documents. Borrower shall (and shall cause Merger Sub to) promptly notify Lender in writing of any default under, or any failure to perform or satisfy any of the obligations of Borrower or Merger Sub (as applicable) under any of the Loan Documents, the Revolving Loan Documents and the Term Loan Documents.

Section 4.3 Compliance with Laws. Borrower shall (and shall cause Merger Sub to) timely comply in all material respects with all Applicable Laws, except where failure to do so would not have a Material Adverse Effect. Borrower shall (and shall cause Merger Sub to) give prompt notice to Lender of the receipt by Borrower (or Merger Sub, as applicable) of any notice related to a material violation of any Applicable Laws and of the commencement or threat of any proceedings, claim or investigations which relate to compliance with Applicable Laws, if the same may have or result in a Material Adverse Effect.

Section 4.4 Books and Records. Borrower will (and shall cause Merger Sub to) keep and maintain, on a fiscal year basis in accordance with Good Accounting Practices, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Merger Sub, respectively, and all items of income and expense of Borrower and Merger Sub, respectively, and all information required to be maintained under the Loan Documents regarding the Collateral. Upon ten (10) days’ prior notice to Borrower (or two (2) days’ prior notice if an Event of Default has occurred or is threatened), Lender shall have the right from time to time at all times during normal business hours to examine such books, records and accounts at the office of Borrower, Merger Sub or other Person maintaining such books, records and accounts and to make copies or extracts thereof as Lender shall desire.

Section 4.5 Financial Reports. Borrower shall provide Lender with the following consolidated reports with respect to Borrower and Merger Sub:

(a) Annual Statements. As soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, balance sheet, income and expense statements, reconciliation of net worth and statement of cash flows, with notes thereto for the year ended, audited by a certified public accountant reasonably satisfactory to Lender.

(b) Interim Statements. As soon as available, but in no event later than forty five (45) days after the end of each month, balance sheet, income and expense statements, statements of shareholders’ equity and statement of cash flows, with notes thereto for the month ended.

(c) Agings. Within thirty (30) days, or sooner, after the end of each quarter, a listing and aging by invoice date of all accounts receivable and all accounts payable in detailed format reasonably acceptable to Lender.

(d) Inventory. Within thirty (30) days, or sooner, after the end of each quarter, a listing of inventory in detailed format reasonably acceptable to Lender.

(e) Tax Returns. Within ten (10) days of filing, a signed copy of the federal income tax return of Borrower and Merger Sub (the “Tax Return”) together with all schedules pertaining to the Tax Return, or a signed copy of each extension request for the Tax Return. Each Tax Return shall be provided no later than nine (9) months after the fiscal year end.

Each required financial report under this Section 4.5 shall be accompanied by a certificate signed by Borrower’ chief financial officer certifying that, on the date thereof, (i) such report is true, complete and correct to the best of his knowledge, and (ii) either that there does or does not exist an event which constitutes, or which upon notice or lapse of time or both would constitute, a default or an Event of Default under this Agreement, or if such default or Event of Default exists, the nature thereof and the period of time it has existed. Borrower shall furnish to Lender, within ten (10) days after request, or if such ten (10) day period is not reasonable under the circumstances considering the nature of the information requested, thirty (30) days after request, such additional information as may be requested by Lender from time to time.

Section 4.6 Performance of Other Agreements. Borrower shall (and shall cause Merger Sub to) observe and perform each and every term to be observed or performed by Borrower (or Merger Sub) pursuant to the terms of any other material agreements, whether now or hereafter existing between Borrower (or Merger Sub) and any other party, and Borrower shall

(and shall cause Merger Sub to) notify Lender promptly in writing of any material default of Borrower (or Merger Sub) in connection with any other such material agreements.

Section 4.7 Change in Control. Until such time as Borrower becomes subject to the reporting obligations of Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) or has a class of securities registered under Section 12 of the 1934 Act, and unless the Debt is paid in full, Borrower shall not engage in a Change of Control Transaction without the prior written consent of Lender, which consent shall not be unreasonably withheld. For purposes of this Section 4.7, a “Change of Control Transaction” shall mean the sale or issuance by Borrower, in one transaction or a series of transactions, of shares of its capital stock constituting more than 50% of Borrower’s outstanding common stock on a fully diluted and converted basis and the directors of Borrower who are serving on the board of Borrower immediately prior to such sale(s) or issuance(s) in which 50% of such stock is sold or issued cease to constitute at least half of the numbers of members of the Board of Directors after such sale(s) or issuance(s). All of the shares of capital stock of Merger Sub shall continue to be held by Borrower.

Section 4.8 Notices of Claims and Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Merger Sub, if the same may have a Material Adverse Effect.

Section 4.9 Encumbrance of the Loan. Except in Borrower’s or Merger Sub’s ordinary course of business, no part of the Collateral nor any interest of any nature whatsoever therein nor any direct or indirect interest of any nature whatsoever in Borrower, Merger Sub, or the Collateral shall in any manner be further assigned, encumbered, pledged or hypothecated, or permitted to be further assigned, encumbered, pledged or hypothecated in favor of a third party, unless such third party shall have entered into a subordination agreement (in form and substance satisfactory to Lender) in favor of Lender with respect thereto. Any violation of the provisions of this Section shall constitute an Event of Default.

Section 4.10 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, and material rights, licenses, permits and franchises, and shall cause Merger Sub to comply with the foregoing terms of this Section 4.10.

Section 4.11 Title to Collateral. Borrower shall (and shall cause Merger Sub to) warrant and defend (a) the title to the Collateral and every part thereof and (b) the validity and priority of the liens granted to Lender pursuant to the Loan Documents against the claims of all Persons whatsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including attorney’s fees) incurred by Lender if any interest in the Collateral, other than as permitted hereunder, is claimed by another Person.

Section 4.12 Additional Information. Borrower shall (and shall cause Merger Sub to) furnish to Lender, within ten (10) days after request, or if such ten (10) day period is not reasonable under the circumstances considering the nature of the information requested, thirty (30) days after request, such additional information as may be reasonable requested by Lender from time to time concerning the Collateral or the performance by Borrower (and Merger Sub) of the Obligations.

Section 4.13 Intentionally omitted.

Section 4.14 Intentionally omitted.

Section 4.15 Expenses. Borrower shall reimburse Lender upon receipt of notice for all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (a) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrower and its Affiliates, up to a maximum of $40,000.00; (b) Borrower’s, its Affiliates’ and Lender’s ongoing performance under and compliance with the Loan Documents; (c) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by Borrower; (d) filing and recording of any Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Merger Sub, the Loan Documents, the Collateral, or any other security given for the Loan in accordance with the terms of the Loan Documents; and (f) enforcing any obligations of or collecting any payments due from Borrower or Merger Sub under any Loan Document or with respect to the Collateral, or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. The obligations and liabilities of Borrower under this Section shall survive the Maturity Date and the exercise by Lender of any of its rights or remedies under the Loan Documents.

Section 4.16 Insurance. Borrower shall (a) maintain fire and other risk insurance, comprehensive liability insurance, and such other insurance with respect to Borrower’s properties and operations in form, amounts, coverages and with insurance companies with similar rating as are currently in effect as of the date hereof, (b) obtain and maintain, from time to time, such additional insurance coverages in such amounts as may be appropriate with respect to additional properties, assets and business operations of Borrower; and (c) cause Merger Sub to deliver within thirty (30) after the Closing, Merger Sub’s policies or certificates of insurance, in form satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to Lender. In connection with all policies covering the Collateral, Borrower will provide Lender with such Lender’s loss payable or other endorsements as Lender may require. Borrower shall cause Merger Sub to comply with the provisions of this Section 4.16.

Section 4.17 Insurance Reports. Borrower shall furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy. Borrower shall cause Merger Sub to comply with the provisions of this Section 4.17.

Section 4.18 Taxes, Charges and Liens. Borrower shall (and shall cause Merger Sub to) pay and discharge when due all of its indebtedness and obligations, including without limitations all Taxes, imposed upon Borrower (or Merger Sub), the Collateral, Borrower’s (or Merger Sub’s) properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of the Collateral, or Borrower’s (or Merger Sub’s) properties, income or profits, except for such Taxes and claims as are being contested in good faith by Borrower (or Merger Sub), provided that Borrower (or Merger Sub) shall have posted any required bond in connection therewith.

Section 4.19 Inspection. Upon ten (10) days’ prior notice to Borrower (or two (2) days’ prior notice if an Event of Default has occurred or is threatened), Borrower shall permit employees or agents of Lender to inspect, during normal business hours, any and all Collateral and Borrower’s other properties and to examine, audit and copy Borrower’s books and records. If Borrower now or at any time hereafter maintains any records (including without limitation of computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower’s expense. Borrower shall cause Merger Sub to comply with the terms of this Section 4.19.

Section 4.20 Intentionally omitted.

Section 4.21 Environmental Compliance and Reports. Borrower shall (and shall cause Merger Sub to) (a) comply in all respects with any and all Environmental Laws, except where failure to do so would not have a Material Adverse Effect; (b) not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of Merger Sub, on property owned and/or occupied by Borrower or Merger Sub, any environmental activity where material damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; and (c) furnish to Lender, promptly after receipt thereof, a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s (or Merger Sub’s) part in connection with any environmental activity whether or not there is damage to the environment and/or natural resources, if the same may have a Material Adverse Effect.

Section 4.22 Additional Assurances. Borrower shall (and cause Merger Sub to) make, execute and deliver to Lender’s such promissory notes, mortgages, deeds of trusts, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and/or secure the Loan and/or to perfect Lender’s security interest in the Collateral. Without limiting the generality of the foregoing, Borrower shall (and shall cause Merger Sub to) execute and deliver, for the benefit of

Lender, Control Agreements with respect to any new accounts hereafter opened by Borrower (or Merger Sub) with third party banks or financial institutions, within sixty (60) days of the Closing.

Section 4.23 Financial Covenants and Ratios. Borrower shall comply with the following financial covenants and ratios:

(a) Debt to EBITDA: Borrower shall maintain a funded debt to annualized EBITDA (defined as net earnings before total interest expense, taxes, depreciation and amortization) not to exceed 3.50 to 1.00;

(b) Minimum Annualized EBITDA: Borrower shall maintain a minimum annualized EBITDA of $12,000,000.00.

(c) Minimum Annualized DSCR: Borrower shall maintain a Debt Service Coverage Ratio, defined as annualized EBITDA divided by CPLTD, of not less than 1.25 to 1.00.

All computations made to determine compliance with the requirements contained in this Agreement shall be made in accordance with Good Accounting Practices.

Section 4.24 Initial Public Offering. A portion of the proceeds from Borrower’s initial public offering shall be applied towards repayment of the Debt, other than for that portion of the Debt attributable to the Indebtedness under the Revolving Loan Documents, so long as no Event of Default has occurred thereunder.

Section 4.25 Indebtedness and Liens. Unless the Lender obtains an executed Subordination Agreement whereby any other creditor, lender or interestholder contemplated within this Section agrees to subordinate its rights to Lender, Borrower shall not (and shall not permit Merger Sub to) (a) except for trade debt incurred in the normal course of business and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money (other than with respect to the Sellers’ Note), including capitalized leases (provided that Borrower may incur capitalized leases not to exceed $1,000,000.00 in the aggregate for the year ended December 31, 2006), (b) sell, transfer, mortgage, assign, pledge, lease, grant security interest in, or encumber any of Borrower’s (or Merger Sub’s) assets (except as expressly permitted under the Loan Documents) or (c) sell with recourse any of Borrower’s accounts, except to Lender.

Section 4.26 Use of Proceeds. Proceeds of the Loan will be used by Borrower and Merger Sub exclusively for business purposes, and not for personal or household use.

ARTICLE V

CLOSING

Section 5.1 Conditions to Closing. The obligation of Lender to close hereunder is expressly subject to the following conditions precedent, each and every one of which is for the benefit of Lender and may be waived by Lender in its sole discretion:

(a) All conditions precedent to the closing of the transactions contemplated by the Acquisition Agreement have been satisfied or waived and the parties thereto are in a position to close thereunder.

(b) Each of the Loan Documents (and any other documents, instruments or agreements described in Section 2.1 hereof) shall have been executed by the appropriate parties thereto (other than Lender) and delivered to Lender.

(c) Borrower and Merger Sub shall have provided to Lender certified resolutions, in form and substance satisfactory to Lender, duly authorizing the execution and delivery of the Loan Documents, the Amendment to Existing Agreements by Borrower and Merger Sub with respect to such agreements to which Borrower and Merger Sub are a party.

(d) The Amendment to Existing Agreements shall have been executed by Borrower and delivered to Lender.

(e) Any and all due diligence documents, information and materials reasonably requested by Lender have been delivered to Lender and Lender has approved the same in its sole discretion (“Due Diligence Materials”).

(f) Counsel for Borrower and Merger Sub has executed and delivered a legal opinion in favor of Lender in the form attached hereto as Exhibit “E” with respect to the Loan Documents, the Revolving Loan Documents and the Term Loan Documents.

(g) The representations and warranties of Borrower and Merger Sub hereunder shall be true and correct when made on the Closing Date.

(h) There is no uncured default of Borrower hereunder or under the Revolving Loan Documents or the Term Loan Documents.

(i) Borrower shall have paid the Commitment Fee and has paid or reimbursed Lender for all fees, costs and expenses, including without limitation, any and all legal and escrow fees and costs, incurred by Lender in connection with the negotiation and documentation of the Loan Documents and the Amendment to Existing Agreements, up to a maximum of $40,000.00.

Section 5.2 Closing. Upon satisfaction of all conditions precedent to Lender’s obligation to close hereunder (or waiver thereof by Lender in its sole discretion), but in no event later than June 16, 2006 (the “Closing Date”), the transactions contemplated herein shall close as follows. On the Closing Date: (a) Lender shall execute and deliver to Borrower counterparts of those Loan Documents to which Lender is a signatory and the Amendment to Existing Agreements; and (b) Lender shall fund the net proceeds of the Loan by depositing such monies in same day funds into Borrower’s General Operating Account with Lender, Account No. 83101576.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Except as set forth on the Schedule of Exceptions attached hereto, the Borrower represents and warrants to Lender as of the Closing Date as follows:

Section 6.1 Organization. Each of Borrower and Merger Sub has been duly organized and is validly existing and in good standing under the laws of the State of Delaware with requisite power and authority to own its property and to transact the business in which it is now engaged. Each of Borrower and Merger Sub is duly qualified to do business and is in good standing in each other jurisdiction (or has made application to qualify to do business and will diligently complete the qualification process) where it is required to be so qualified in connection with its properties, businesses and operations, except where the failure to so qualify would not have a Material Adverse Effect. Each of Borrower and Merger Sub possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged.

Section 6.2 Authorizations. Each of Borrower and Merger Sub has taken all necessary action to authorize the execution, delivery and performance of each of the Loan Agreements to which it is party. The Loan Documents to which Borrower and Merger Sub are a party have been duly executed and delivered by or on behalf of Borrower and Merger Sub, and constitute the legal, valid and binding obligations Borrower and Merger Sub, enforceable against each of them in accordance with their respective terms.

Section 6.3 No Violation or Conflict. The execution, delivery and performance by each of Borrower and Merger Sub of the Loan Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under or violation of (a) any provision of (i) such party’s articles of incorporation or organization, or bylaws, or (ii) any material agreement or other instrument binding upon such party, or (b) any material Applicable Laws, applicable to Borrower, Merger Sub, or the Collateral.

Section 6.4 Assumed Business Names. Each of Borrower and Merger Sub has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower and Merger Sub, except where failure to do so would not have a Material Adverse Effect. Excluding the name of Borrower and Merger Sub, Schedule 6.4 attached hereto sets forth all assumed business names under which each of Borrower and Merger Sub does business.

Section 6.5 Properties. Except as contemplated by this Agreement or as previously disclosed in Borrower’s financial statements or in writing to Lender, and except for property tax liens for Taxes not presently due and payable, each of Borrower and Merger Sub owns and has good title to all of Borrower’s and Merger Sub’s respective properties, free and clear of all security interests, encumbrances and other liens, and has not executed any security documents or financing statements relating to such properties, except for such security interests, security documents or financing statements in favor of Lender.

Section 6.6 Hazardous Substances. Except as disclosed to Lender in writing or if the following may not result in a Material Adverse Effect, Borrower represents and warrants that: (a) during the period of Borrower’s and Merger Sub’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral, except in compliance with Applicable Laws; (b) Borrower has no knowledge of or reason to believe that there has been (i) any breach or violation of any Environmental Laws; (ii) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral, except in accordance with Applicable Laws; or (iii) any actions, suits or proceedings at law or in equity now pending or threatened, of any kind by any person relating to such matters; (c) Neither Borrower nor Merger Sub shall (or knowingly permit any tenant, contractor, agent or other authorized user of any of the Collateral to) use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all Applicable Laws, including without limitation all Environmental Laws. Borrower authorizes Lender and its agents to enter upon Borrower’s and Merger Sub’s business premises to make such inspections and tests as Lender may reasonably deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower’s or Merger Sub (as applicable) expense and for Lender’s purposes only and shall not be construed to create any responsibility or liability on the part of the Lender to Borrower, Merger Sub or to any other person. Borrower hereby (i) releases and waives any future claims against Lender for indemnity, contribution or other claim in the event Borrower or Merger Sub becomes liable for cleanup or other costs under any such laws, and (ii) agrees to indemnify and hold harmless Lender, and defend with counsel satisfactory to Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, treatment, disposal, release or threatened release of a hazardous waster or substance on the Borrower’s or Merger Sub’s business premises. The provisions of this section of the Agreement, including the obligation to indemnify, shall survive the payment of the Debt and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender’s acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise; provided, however, that nothing in this Section 6.6 will obligate Borrower to indemnify or defend Lender for claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer arising from any action or lack thereof occurring during any period in which Borrower and Merger Sub is dispossessed of any and all right, title and interest (including any right to use) in and to the Collateral or the business premises by Lender in accordance with the applicable Loan Document.

Section 6.7 Legal Actions and Claims. Except as set forth on Schedule 6.7 attached hereto, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the best of Borrower’s knowledge, threatened in writing against or affecting Borrower, Merger Sub or the Collateral, which if adversely determined would be reasonably likely to materially adversely affect the condition (financial or otherwise) or business of Borrower, or Merger Sub or materially adversely affect the condition or ownership of the Collateral.

Section 6.8 Compliance with Laws. Each of Borrower, Merger Sub and the Target Companies is in compliance with all Applicable Laws, except to the extent that any noncompliance would not have a Material Adverse Effect, including, but not limited to, all Applicable Laws of the United States of America and any country or territory in which it or they conduct business that prohibits unfair, fraudulent or corrupt business practices in the performance of business activities, including, but not limited to, the following prohibitions: (a) making any expenditures other than for lawful purposes or directly or indirectly offering, giving, promising to give or authorizing the payment or the gift of any money, or anything of value, to any entity or individual, while knowing or having reason to know that all or a portion of such money or thing of value will be given or promised, directly or indirectly, to any government official, official of an international organization, officer or employee of a foreign government or anyone acting in an official capacity for a foreign government, for the purpose of (i) influencing any action, inaction or decision of such official in a manner contrary to his or her position or creating an improper advantage; or (ii) inducing such official to influence any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality; (b) conducting any activity or any failure to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the International Money Laundering Abatement and Anti-Terrorist Financing Act (“Patriot Act”) and any amendments or successors thereto; (c) disclosing, sublicensing or selling any of the information or rights to any person, or any government agency of any nation, if such disclosure, sublicense or sale would be regarded by any governmental agency or department of the United States as a breach of the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq. (1988), or the Transaction Control Regulations, 31 C.F.R. Section 505 et seq. (1988).

Section 6.9 ERISA. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or, as a result of the Loan, will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

Section 6.10 Margin Stock. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement or the Loan Documents.

Section 6.11 Lender’s Security Interest. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Merger Sub, including the defense of usury, nor would the exercise of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither of Borrower or Merger Sub has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 6.12 Investment Company. Neither of Borrower or Merger Sub is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other Applicable Law which purports to restrict or regulate their ability to borrow money in any manner that would be violated by their obligations hereunder.

Section 6.13 Insolvency. Neither of Borrower or Merger Sub has entered into the Loan with the intent to hinder, delay, or defraud any creditor, and each of Borrower and Merger Sub has received reasonably equivalent value in exchange for its obligations under the Loan Documents to which it is a party. Neither of Borrower or Merger Sub does intend and does believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower and Merger Sub). Neither of Borrower or Merger Sub is contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Merger Sub’s assets or the Collateral, and neither of Borrower or Merger Sub has any knowledge of any Person contemplating the filing of any such petition against Borrower.

Section 6.14 Misleading or Untrue Statements or Omissions. No statement of fact made by Borrower or by or regarding Merger Sub in the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.

Section 6.15 Financial Information. Borrower has previously furnished to Lender the audited consolidated balance sheets of the Borrower as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the three (3) fiscal years then ended, as audited by the Borrower’s auditors (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with Good Accounting Practices and fairly present the consolidated financial condition of Borrower as at the respective dates and the consolidated results of operations and cash flows of Borrower for the periods indicated. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no material adverse change in the financial position of Borrower or the Collateral, or in the results of operations of Borrower. Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which might materially adversely affect Borrower’s business operations or the Collateral.

Section 6.16 Taxes. To the best of Borrower’s knowledge, all of Borrower’s Tax Returns and reports that are or were required to be filed, have been filed, and all Taxes set forth in such returns have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

Borrower agrees that all of the representations and warranties set forth in this Article VI and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under any of the Loan Documents by Borrower.

ARTICLE VII

DEFAULTS; REMEDIES

Section 7.1 Events of Default. The term “Event of Default” as used in this Agreement shall mean the occurrence of any one or more of the following events (without a timely cure as provided herein):

(a) If Borrower shall continue to be in default under any of the provisions of this Agreement, any other Loan Documents, any Revolving Loan Documents or any Term Loan Documents (i) for five (5) days (unless otherwise specified therein) after written notice from Lender in the case of any default which can be cured by the payment of a sum of money (other than regularly scheduled payments of principal and interest under the Note), or (ii) for thirty (30) days (unless otherwise specified therein) after written notice from Lender in the case of any other default if such default is curable;

(b) If any portion of the Debt is not paid when due, or if the entire Debt is not paid on or before the Maturity Date;

(c) If any representation or warranty of Borrower or Merger Sub made herein or in any Loan Documents shall have been false or misleading in any material respect when made; notwithstanding the foregoing, if such false or misleading representation or warranty was made unintentionally, Borrower or Merger Sub (as the case may be) shall have 30 days after written notice thereof from Lender to cure, or cause the cure of, such default; or

(d) If (i) Borrower or Merger Sub shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any of Borrower or Merger Sub shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of Borrower or Merger Sub any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against any of Borrower or Merger Sub any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) any of Borrower or Merger Sub shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),

(ii), or (iii) above; or (v) any of Borrower or Merger Sub shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

Section 7.2 Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, Borrower agrees that Lender may take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Borrower and/or Merger Sub and/or in and to the Collateral, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such order as Lender may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Lender:

(i) declare the entire unpaid Debt to be immediately due and payable;

(ii) institute proceedings, judicial or otherwise, for the enforcement of its rights hereunder, under the Loan Documents, the Revolving Loan Documents and/or the Term Loan Documents, or under any Applicable Law, including, without limitation, to dispose of all or any part of the Collateral in satisfaction of the Debt;

(iii) institute an action, suit or proceeding in equity for the specific performance of any covenant, condition or agreement contained herein, or in any other Loan Documents, Revolving Loan Documents or Term Loan Documents;

(iv) recover judgment on the Note either before, during or after any proceedings for the enforcement of this Agreement or the other Loan Documents, Revolving Loan Documents or Term Loan Documents;

(v) exercise any and all rights and remedies with respect to the Collateral granted to a secured party upon default under the Uniform Commercial Code;

(vi) pursue such other remedies as Lender may have under Applicable Law or at equity;

(b) The proceeds and avails of any disposition of the Collateral, or any part thereof, or any other sums collected by Lender pursuant to the Note, this Agreement or any of the other Loan Documents, Revolving Loan Documents or Term Loan Documents, may be applied by Lender to the payment of the Debt in such priority and proportions as Lender in its sole discretion shall deem appropriate.

(c) Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, make or do the same in such manner and to such extent as Lender may deem necessary to protect the security hereof. Lender is authorized to enter upon the Borrower’s business premises for such purposes, or appear in, defend, or bring an action or proceeding to protect its beneficial interest in the Collateral or to collect the Debt, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 7.2, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any such action or proceeding shall bear interest at the Default Rate commencing upon the date such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the Loan Documents and shall be due and payable immediately upon demand by Lender therefor.

(d) The failure of Lender to insist upon strict performance of any term hereof shall not be deemed to be a waiver of any term of this Agreement. Borrower shall not be relieved of Borrower’s obligations hereunder by reason of (i) the failure of Lender to comply with any request of Borrower or Merger Sub to take any action to enforce any of the provisions hereof or of the Note or the Loan Documents, (ii) the release, regardless of consideration, of the whole or any part of the Collateral, or of any Person liable for the Debt or any portion thereof, or (iii) any agreement or stipulation by Lender extending the time of payment or otherwise modifying or supplementing the terms of the Note, this Agreement or any of the Loan Documents. Lender may resort for the payment of the Debt to any security held by Lender in such order and manner as Lender, in its sole discretion, may elect. Lender may take action to recover the Debt, or any portion thereof, or to enforce any covenant hereof without prejudice to the right of Lender thereafter to recover against the Collateral under the Loan Documents. The rights of Lender under this Agreement shall be separate, distinct and cumulative and none shall be given effect to the exclusion of the others. No act of Lender shall be construed as an election to proceed under any one provision herein to the exclusion of any other provision. Lender shall not be limited exclusively to the rights and remedies herein stated but shall be entitled to every right and remedy now or hereafter afforded at law or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Intentionally Omitted.

Section 8.2 Construction of Agreement. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such paragraphs and shall not be given any consideration in the construction of this Agreement.

Section 8.3 Parties Bound, etc. The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower, Merger Sub, Lender and their respective successors and assigns (except as otherwise prohibited by this Agreement).

Section 8.4 Waivers. Lender may at any time and from time to time waive any one or more of the conditions contained herein, but any such waiver shall be deemed to be made in pursuance hereof and not in modification thereof, and any such waiver in any instance or under any particular circumstance shall not be effective unless in writing and shall not be considered a waiver of such condition in any other instance or any other circumstance. To the extent permitted by Applicable Law, Borrower waives (a) any right to require Lender to (i) proceed against any Person, (ii) proceed against or exhaust any Collateral, or (iii) pursue any other remedy in its power; (b) any defense arising by reason of any disability or other defense of Borrower or any other Person, or by reason of the cessation from any cause whatsoever of the liability of Borrower or any other Person; and (c) all rights and remedies that Borrower may have or be able to assert pertaining to the rights and remedies of sureties and guarantors. Until the Debt shall have been paid in full, Borrower shall not have any right to subrogation, and Borrower waives any right to enforce any remedy that Lender now has or may hereafter have against Borrower or against any other Person and waives any benefit of and any right to participate in any Collateral or security whatsoever now or hereafter held by Lender.

Section 8.5 Governing Law.

(a) THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) BORROWER AGREES TO SUBMIT TO EXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF CALIFORNIA IN ANY ACTION, CASE OR PROCEEDING ARISING OUT OF THIS AGREEMENT AND, IN FURTHERANCE OF SUCH AGREEMENT, BORROWER HEREBY AGREES AND CONSENTS THAT WITHOUT LIMITING OTHER METHODS OF OBTAINING JURISDICTION, PERSONAL JURISDICTION OVER BORROWER IN ANY SUCH ACTION, CASE OR PROCEEDING MAY BE OBTAINED WITHIN OR WITHOUT THE JURISDICTION OF ANY COURT LOCATED IN CALIFORNIA AND THAT ANY PROCESS OR NOTICE OF MOTION OR OTHER APPLICATION TO ANY SUCH COURT IN CONNECTION WITH ANY SUCH ACTION, CASE OR PROCEEDING MAY BE SERVED UPON BORROWER BY REGISTERED OR CERTIFIED MAIL TO OR BY PERSONAL SERVICE AT THE LAST KNOWN ADDRESS OF BORROWER, WHETHER SUCH ADDRESS BE WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. BORROWER ALSO AGREES THAT THE EXCLUSIVE VENUE OF ANY LITIGATION ARISING IN CONNECTION WITH THE DEBT OR IN RESPECT OF ANY OF THE OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT SHALL BE IN LOS ANGELES COUNTY, CALIFORNIA. NOTWITHSTANDING THE FOREGOING PROVISIONS, HOWEVER, LENDER MAY BRING ANY ACTION OR OTHER PROCEEDING FOR ANY PROVISIONAL REMEDIES (INCLUDING, WITHOUT LIMITATION, TEMPORARY RESTRAINING ORDER, INJUNCTIVE RELIEF, WRIT OF ATTACHMENT OR RECEIVERSHIP) AND/OR ANY ACTION OR OTHER PROCEEDING TO FORECLOSE UPON LENDER’S SECURITY INTEREST IN ANY OF THE COLLATERAL, IN ANY COURT HAVING SUBJECT MATTER AND PERSONAL JURISDICTION, AND WITH RESPECT TO ANY SUCH ACTION OR OTHER PROCEEDING, BORROWER HEREBY AGREES TO SUBMIT TO

PERSONAL JURISDICTION IN SUCH JURISDICTION AND TO VENUE IN ANY SUCH COURT.

Section 8.6 Severability. If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant or provision.

Section 8.7 Notices. Any notice, request, demand, statement, authorization, approval, consent or acceptance made hereunder shall be in writing and shall be hand delivered or sent by Federal Express or other reputable courier service and designated for next business day delivery, or by registered or certified mail, return receipt requested, or by facsimile transmission at the following addresses and shall be deemed given (a) when actually received if hand delivered, (b) on the next business day if sent by Federal Express or other reputable courier service, (c) three (3) business days after being postmarked and addressed as follows if sent by registered or certified mail, return receipt requested or (d) on the date such facsimile transmission is confirmed as successfully sent, provided that it is sent during the recipient’s business hours (and if not, on the next business day):

If to Lender:

East West Bank

135 N. Los Robles Ave., 2nd Floor

Pasadena, California 91101

Attn: Mark H. Lee

          Douglas P. Krause

Tel:   (626) 768-6800

Fax:  (626) 817-8863

With a copy to:

Lim, Ruger & Kim, LLP

1055 West Seventh Street, Suite 2800

Los Angeles, California 90017

Tel:   (213) 955-9500

Fax:  (213) 955-9511

Attn:  Richard M. Ruger, Esq.

          Sung H. Shin, Esq.

If to Borrower:

U.S. Auto Parts Network, Inc.

17150 S. Margay Avenue

Carson, California 90746

Attn:  Michael McClane, Chief Financial Officer

Tel:   (310) 735-0085

Fax:  (310) 632-1676

With a copy to:

Kirkpatrick & Lockhart Nicholson Graham LLP.

10100 Santa Monica Blvd, 7th Floor

Los Angeles, California 90067

Telephone  (310) 552-5000

Facsimile:  (310) 552-5001

Attention:  Thomas J. Poletti, Esq.

Each party may designate a change of address by notice to the other party, given at least five (5) business days before such change of address is to become effective.

Section 8.8 Fees and Expenses. Borrower shall pay to Lender, upon demand, all expenses incurred by Lender in connection with the collection of the Debt after an Event of Default, or, if the Lender is the prevailing party, the enforcement of the Loan Documents and in curing any defaults under the Loan Documents (including, without limitation, reasonable attorneys’ fees), with interest thereon (calculated for the actual number of days elapsed on the basis of a 360-day year) at the Default Rate, provided that such interest rate shall in no event exceed the maximum interest rate which Borrower may by law pay, from the date incurred by Lender to the date of repayment to Lender, which sums and interest shall be secured by the Loan Documents.

Section 8.9 Modification. This Agreement may not be modified, amended or terminated, except by an agreement in writing executed by the parties hereto. Borrower acknowledges that the Loan Documents set forth the entire agreement and understanding of Lender and Borrower with respect to the Loan and that no oral or other agreements, understandings, representations or warranties exist with respect to the Loan other than those set forth in the Loan Documents.

Section 8.10 Usury Laws. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal Balance due under the Note at a rate which could subject the holder of the Note to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay. If by the terms of this Agreement or the Note, Borrower is at any time required or obligated to pay interest on the Principal Balance due under the Note at a rate in excess of such maximum rate, the rate of interest under the Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the Principal Balance of the Note.

Section 8.11 Sole Discretion of Lender. Except as may otherwise be expressly provided to the contrary, wherever pursuant to the Note, this Agreement, or any other document or instrument now or hereafter executed and delivered in connection therewith or otherwise with respect to the loan secured hereby, Lender exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, shall be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 8.12 Intentionally omitted.

Section 8.13 Incorporation of Provisions. The Note and the other Loan Documents are subject to the conditions, stipulations, agreements and covenants contained in this Agreement to the same extent and effect as if fully set forth therein until this Agreement is terminated by the payment in full of the Debt.

Section 8.14 Absolute and Unconditional Obligation. Borrower acknowledges that Borrower’s obligation to pay the Debt in accordance with the provision of the Note and this Agreement is and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to the Note or this Agreement or the obligation of Borrower thereunder to pay the Debt or the obligations of any other person relating to the Note or this Agreement or the obligations of Borrower under the Note or this Agreement or otherwise with respect to the loan secured hereby, and Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any defense, setoff, counterclaim or crossclaim of any nature whatsoever with respect to the obligation of Borrower to pay the Debt in accordance with the provisions of the Note and this Agreement or the obligations of any other person relating to the Note or this Agreement or obligations of Borrower under the Note or this Agreement or otherwise with respect to the Loan in any action or proceeding brought by Lender to collect the Debt, or any portion thereof, or to enforce, foreclose and realize upon the lien and security interest created by this Agreement or any other document or instrument securing repayment of the Debt, in whole or in part.

Section 8.15 Relationship. The relationship of Lender to Borrower hereunder is strictly and solely that of lender and borrower and nothing contained in the Note, this Agreement, or any other document or instrument now or hereafter executed and delivered in connection therewith or otherwise in connection with the loan secured hereby is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Lender and Borrower other than as lender and borrower.

Section 8.16 Brokers and Financial Advisors. Borrower and Lender each hereby represents to the other that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower and Lender each agrees to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses arising by reason of a breach by such party of its representation in the preceding sentence. The provisions of this Section 8.16 shall survive the expiration and termination of this Agreement and the repayment of the Debt.

Section 8.17 Waiver of Jury Trial. BORROWER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT, THE NOTE AND/OR ANY OF THE LOAN DOCUMENTS. BORROWER SHALL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY CANNOT OR HAS NOT BEEN WAIVED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER, AND BORROWER ACKNOWLEDGES THAT NEITHER LENDER NOR ANY PERSON ACTING ON BEHALF OF LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF JURY TRIAL. BORROWER ACKNOWLEDGES THAT 1) IT BARGAINED AT ARM’S LENGTH AND IN GOOD FAITH, WITHOUT DURESS, 2) THAT THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS WHATEVER, 3) THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL AND 4) THAT IT HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. BORROWER SPECIFICALLY ACKNOWLEDGES THAT NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. BORROWER FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

Section 8.18 Advice of Counsel. Borrower hereby agrees, represents and warrants that Borrower has had advice of counsel of its own choosing in negotiations for and the preparation of this Agreement, including the foregoing waiver, that Borrower has read the provisions of this Agreement, including the foregoing waiver, that Borrower has had the foregoing waiver fully explained by such counsel, and that Borrower is fully aware of its contents and legal effect.

Section 8.19 Attorney Fees. Should either party hereto institute any action or proceeding to enforce this Agreement or any provisions hereof or for a declaration of rights under this Agreement, or for arbitration of any dispute arising under this Agreement, the prevailing party in any such action, proceeding or arbitration shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action, proceeding or arbitration.

Section 8.20 Lender’s Right to Publicize. Lender shall have the right to publish a tombstone or similar advertising or marketing announcement describing the Obligations upon Closing, at Lender’s expenses.

IN WITNESS WHEREOF, Lender and Borrower have duly executed this Agreement the day and year first above written.

“Lender”:		“Borrower”:

EAST WEST BANK		U.S. AUTO PARTS NETWORK, INC. a Delaware corporation

By:	/s/ Mark H. Lee	By:	/s/ Mehran Nia
Name:	Mark H. Lee	Name:	Mehran Nia
Title:	FUP	Title:	CEO

List of Exhibits and Schedules

Exhibit A	Definitions of Certain Terms

Exhibit B	Secured Promissory Note

Exhibit C-1	Borrower’s Security Agreement

Exhibit C-2	Merger Sub’s Security Agreement

Exhibit D-1	Borrower’s Collateral Assignment

Exhibit D-2	Merger Sub’s Collateral Assignment

Exhibit E	Legal Opinion of Borrower’s and Merger Sub’s Counsel

Exceptions to Representations and Warranties

Schedule 6.4	Assumed Business Names

Schedule 6.7	Legal Actions and Claims

Exhibit A

DEFINITIONS OF CERTAIN TERMS

Acquisition Agreement: The term “Acquisition Agreement” as used in this Agreement shall mean that certain Acquisition Agreement, dated as of May 19, 2006, among the Borrower and PartsBin, Inc., on one hand, and Thepartsbin.com, Inc., All OEM Parts, Inc., Power Host, Inc., Auto Parts Web Solutions, Inc., Auto Parts Online Canada, Inc., Web Chat Solutions, Inc., Everything Internet, LLC, Richard Pine, Lowell Mann, Brian Tinari, and Todd Daugherty, on the other hand.

Affiliates: The term “Affiliates” as used in this Agreement shall mean any person or entity which controls, is controlled by or is under common control with Borrower, Merger Sub, or any of their respective members, partners, shareholders, managers, principals, directors, officers, parents or subsidiaries.

Applicable Laws: The term “Applicable Laws” as used in this Agreement shall mean all existing and future federal, state and local laws, regulations, orders, codes, ordinances, rules, statutes and policies, restrictive covenants and other title encumbrances, permits and approvals, leases, and other rental agreements, regulations or court orders affecting or which may be interpreted to affect any Person, its business, operations, properties, or the use thereof.

Collateral: The term “Collateral” as used in this Agreement shall have the meaning provided in Section 2.1 hereof.

CPLTD: The term “CPLTD” as used in this Agreement shall mean net current portion of long term debt and capitalized leases.

Debt: The term “Debt” as used in this Agreement shall have the meaning provided in Section 3.1 hereof.

Default Rate: The term “Default Rate” as used in this Agreement shall have the meaning provided in the Note.

EBITDA: The term “EBITDA” as used in this Agreement shall mean net earnings before total interest expense, taxes, depreciation and amortization.

Environmental Requirement: The term “Environmental Requirement” as used in this Agreement shall mean any local, state, federal or other governmental authority, statute, ordinance, code, order, decree, law, rule or regulation pertaining to or imposing liability or standards of conduct concerning the protection of human health, environmental regulation, contamination or clean-up including, without limitation, the following, as now existing or hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Federal Water Pollution

Control Act, 33 U.S.C. §1251, et seq.; Safe Drinking Water Act (21 U.S.C. §394,42 U.S.C. §§201, 300f) Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§136 et seq., Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§11001 et seq., Occupational Safety and Health Act, 29 U.S.C. §§651 et seq., Pollution prevention Act, 42 U.S.C. §§13101 et seq., Oil Pollution Act §§33 U.S.C., §§2701 et seq., California Clean Air Act, Cal. Health & Safety Code §§39000 et seq., Toxic Air Contaminants Law, Cal. Health & Safety Code §§39650 et seq., Air Toxics “Hot Spots” Information and Assessment Act, Cal. Health & Safety Code §§44300 et seq., Hazardous Waste Control Act, Cal. Health & Safety Code §§25100 et seq., Hazardous Substance Account Act., Cal. Health & Safety Code §§25300 et seq., Underground Storage of Hazardous Substances, Cal. Health & Safety Code §§25280 et seq., Aboveground Petroleum Storage Act, Cal Health & Safety Code §§25270 et seq., Porter-Cologne Water Quality Control Act, Cal. Water Code §§13000, Safe Drinking Water Act, Cal. Health & Safety Code §§4010 et seq., Hazardous Materials Release Response Plans and Inventory, Cal. Health & Safety Code §§6300 et seq., California Occupational Safety and Health Act., Cal Labor Code §§6300 et seq., California Safe Drinking Water and Toxic Enforcement Act, Cal. Health & Safety Code §§25249.5 et seq., Asbestos Notification, Cal. Health & Safety Code §§25915 et seq., California Hazardous Substances Act., Cal. Health & Safety Code §§28740 et seq., Lempert-Keene Seastrand Oil Spill Prevention and Response Act, Cal. Pub. Resources Code §§8750 et seq., Transportation of Hazardous Materials, Cal. Vehicle Code §§32000 et seq., Used Oil Recycling Act., Cal. Pub. Resources Code §§3460 et seq., California Integrated Waste Management Act, Cal. Pub. Resources Code §§40000 et seq., or any other similar federal, state or local law, statute, ordinance, rule or regulation of similar effect.

Events of Default: The term “Event of Default” as used in this Agreement shall have the meaning provided in Section 7.1 hereof.

Good Accounting Practices: The term “Good Accounting Practices” as used in this Agreement shall mean such accounting practice as conforms at the time to United States generally accepted accounting principles, consistently applied. Generally accepted accounting principles mean those principles and practices which are generally accepted and recognized as such by the Financial Accounting Standards Board.

Governmental Authorities: The term “Governmental Authorities” as used in this Agreement shall mean the Federal government, or any state or other political subdivision thereof, or any agency, court or body of the Federal government, any state or other political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

Hazardous Substance: The term “Hazardous Substance” as used in this Agreement shall mean (a) hazardous and/or toxic, dangerous and/or regulated, substances, solvents, wastes, materials, pollutants or contaminants, petroleum, tremolite, anthlophylie or actinolite or polychlorinated biphenyls (including, without limitation, any raw materials which include hazardous constituents) and any other substances, solvents, wastes, materials, pollutants or contaminants which (i) are included under or regulated by Environmental Requirements, (ii) pose a hazard to the Premises or to persons on or about the Premises or (iii) cause the Premises to be in violation of any Environmental Requirements; (b) asbestos in any form which is friable or which is deemed hazardous under any Applicable Law, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas; (c) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “pollutants”, or “toxic substances” or words of similar import under any applicable Environmental Requirement; (d) other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority which would pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises, or any other Person coming upon the Premises or adjacent property; and (e) other chemical, materials or substance which would pose a hazard to the environment.

Loan: The term “Loan” as used in this Agreement shall have the meaning provided in the Recitals to this Agreement.

Loan Agreement: The term “Loan Agreement” as used in this Agreement shall have the meaning provided in Section 2.1 hereof.

Loan Documents: The term “Loan Documents” as used in this Agreement shall have the meaning provided in Section 2.1 hereof.

Material Adverse Effect. The term “Material Adverse Effect” as used in this Agreement shall mean a material adverse effect on the condition (financial or other) of the Borrower and its subsidiaries, taken as a whole, business, properties or results of operations of Borrower and its subsidiaries, taken as a whole.

Maturity Date: The term “Maturity Date” as used in this Agreement shall have the meaning provided in the Note.

Merger Sub: The term “Merger Sub” as used in this Agreement shall mean PartsBin, Inc., a Delaware corporation.

Obligations: The term “Obligations” as used in this Agreement shall have the meaning provided in Section 3.3 hereof.

Other Obligations: The term “Other Obligations” as used in this Agreement shall have the meaning provided in Section 3.2 hereof.

Person: The term “Person” as used in this Agreement shall mean a natural person, a joint venture, a corporation, a trust, an unincorporated organization and a government and any department or agency thereof.

Sellers’ Note: The term “Sellers’ Note” as used in this Agreement shall mean that certain promissory note, dated May 19, 2006, issued by Borrower to the Shareholders, in connection with Borrower’s acquisition of all outstanding shares of capital stock of the Target Companies pursuant to the Acquisition Agreement.

Shareholders: The term “Shareholders” as used in this Agreement means Richard Pine, Lowell Mann, Brian Tinari, and Todd Daugherty.

Target Companies: The term “Target Companies” means Thepartsbin.com, Inc., All OEM Parts, Inc., Power Host, Inc., Auto Parts Web Solutions, Inc., Auto Parts Online Canada, Inc., Web Chat Solutions, Inc., and Everything Internet, LLC.

Taxes: The term “Taxes” as used in this Agreement shall mean any and all assessments, taxes, governmental charges, levies, liens, and duties of every kind and nature, imposed upon a Person, its properties, income, or profits.